Registration No. 333-233949

As filed with the Securities and Exchange Commission on February 27, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-233949

UNDER

THE SECURITIES ACT OF 1933

II-VI INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

Amended and Restated Finisar Corporation 2005 Stock Incentive Plan

Finisar Corporation 401(k) Profit Sharing Plan

(Full title of the plan)

Jo Anne Schwendinger

Chief Legal and Compliance Officer and Secretary

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-233949 filed on Form S-8 (the “Registration Statement”).

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration 1,000,000 unissued and unsold securities issuable pursuant to the Finisar Corporation 401(k) Profit Sharing Plan (the “Plan”), the offering of which was registered pursuant to the above referenced Registration Statement.

Prior to the acquisition of Finisar Corporation (“Finisar”) by II-VI Incorporated (“II-VI”) on September 24, 2019 (the “Acquisition”), the Plan offered shares of the common stock, $0.001 par value, of Finisar (“Finisar Common Stock”) as an investment option. II-VI assumed the Plan in connection with the consummation of the Acquisition. The Plan no longer offers Finisar Common Stock, and the Plan has not offered, and now will not offer, shares of the common stock, no par value, of II-VI (“II-VI Common Stock”), as an investment option. Prior to the consummation of the Acquisition, Finisar filed post-effective amendments to each of its Registration Statements on Form S-8 relating to the Plan to deregister thereunder all shares of Finisar Common Stock and related plan interests that remained unsold under the Plan. II-VI is filing this Post-Effective Amendment to deregister under the Registration Statement all shares of II-VI Common Stock that remain unsold under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 27th day of February, 2020.

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer and Treasurer

Note: Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statement.